Exhibit 10.2

LIMITED WAIVER, CONSENT, AMENDMENT NO. 5 AND
FORBEARANCE AGREEMENT

This LIMITED WAIVER, CONSENT, AMENDMENT NO. 5 AND FORBEARANCE AGREEMENT (this "Agreement") dated as of January [ ], 2020, by and between CTI Industries Corporation, an Illinois corporation ("Borrower"), the other Credit Parties party hereto, the Lenders party hereto and PNC Bank, National Association, as Agent for all Lenders ("Agent").

R E C I T A L S:

WHEREAS, Agent and Borrower have entered into certain financing arrangements pursuant to that certain Revolving Credit, Term Loan and Security Agreement dated as of December 14, 2017, among Agent, Borrower, the Credit Parties from time to time party thereto and the Lenders from time to time party thereto (as amended hereby, and as the same may have heretofore been or may hereafter be further amended, supplemented, extended, renewed, restated, replaced or otherwise modified, the "Loan Agreement");

WHEREAS, as of the date hereof, multiple Events of Default under the Loan Agreement have occurred and are continuing;

WHEREAS, Borrower and Agent entered into that certain Amendment No. 4 and Forbearance Agreement dated as of October 18, 2019 (as amended or otherwise modified, the "Prior Forbearance Agreement"), pursuant to which Agent and Lenders agreed to temporarily forbear from exercising their rights and remedies against Borrower (and not Flexo Universal) as a result of the "Existing of Defaults" (as defined therein) during the "Forbearance Period" (as defined therein);

WHEREAS, Borrower has notified Agent that Borrower desires to enter into that certain Securities Purchase Agreement dated as of January [ ], 2020 (as amended or otherwise modified from time to time, the "Stock Purchase Agreement"), by and among Borrower and the investors set forth on the signature page thereof (collectively, the "Purchasers"), pursuant to which the Purchasers agreed to purchase and Borrower agreed to sell and issue to Purchasers a minimum of 500,000 Units (as defined in the Stock Purchase Agreement) up to a maximum of 700,000 Units for an aggregate Purchase Price (as defined in the Stock Purchase Agreement) not to exceed $7,000,000 (the "Equity Issuance Transaction");

WHEREAS, pursuant to Sections 2.20(b)(iii) and (c) of the Loan Agreement, promptly upon any issuance of Equity interests by Borrower or any of its Subsidiaries, Borrower shall prepay the outstanding principal amount of the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person by applying such Net Cash Proceeds, first, to the Term Loan, until paid in full, and second, to the Revolving Advances, until paid in full;

WHEREAS, in connection with the Equity Issuance Transaction, Borrower has requested that, subject to the terms and conditions of this Agreement, Agent and Lenders (i) waive the requirement in Sections 2.20(b)(iii) and (c) of the Loan Agreement that the Net Cash Proceeds of the Equity Issuance Transaction be first applied to the Term Loan, (ii) amend and restate the Prior Forbearance Agreement as set forth herein, to, among other things, extend the Forbearance Period, and (iii) amend the Loan Agreement in certain respects, as set forth herein; and

WHEREAS, Agent and Lenders are willing to agree to such requests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree as follows:

Section 1.    DEFINITIONS

1.1.     Interpretation. All capitalized terms used herein (including the recitals hereto) will have the respective meanings ascribed thereto in the Loan Agreement unless otherwise defined herein. The foregoing recitals, together with all exhibits attached hereto, are incorporated by this reference and made a part of this Agreement. Unless otherwise provided herein, all section and exhibit references herein are to the corresponding sections and exhibits of this Agreement.

1.2.     Additional Definitions. As used herein, the following terms will have the respective meanings given to them below:

(a)     "Broker" means a real estate broker, reasonably acceptable to Agent, engaged by the Credit Parties pursuant to an engagement letter, the terms and conditions of which will be reasonably acceptable to Agent, to pursue a sale of the Real Property owned by Borrower commonly known as 22160 N. Pepper Road, Barrington, Illinois 60010.

(b)     "Existing Defaults" means, collectively, the Events of Default identified on Exhibit A hereto.

(c)     "Forbearance Period" means the period commencing on the date hereof and ending on the date which is the earliest of (i) December 31, 2020; (ii) the occurrence or existence of any Event of Default, other than the Existing Defaults; or (iii) the occurrence of any Termination Event.

(d)     "Termination Event" means (i) the initiation of any action by Borrower, any Guarantor or any Releasing Party (as defined herein) to invalidate or limit the enforceability of any of the acknowledgments set forth in Section 2, the release set forth in Section 8.6 or the covenant not to sue set forth in Section 8.7, or (ii) the occurrence of an Event of Default under Section 10.7 of the Loan Agreement.

Section 2.     ACKNOWLEDGMENTS

2.1.     Acknowledgment of Obligations. Each Credit Party hereby acknowledges, confirms and agrees that as of the close of business on December [30] 2019, (a) Borrower is indebted to Lenders in respect of the Revolving Advances in the principal amount of $[                 ], (b)  Borrower is indebted to Lenders in respect of the Term Loan in the aggregate principal amount of $[                    ], and (c) Borrower is indebted to Lenders in respect of the Letters of Credit in the principal amount of $0.00. Each Credit Party hereby acknowledges, confirms and agrees that all such Advances, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by Borrower to Agent and Lenders, are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2.     Acknowledgment of Security Interests. Each Credit Party hereby acknowledges, confirms and agrees that Agent has, and will continue to have, valid, enforceable and perfected first-priority continuing liens upon and security interests in the Collateral heretofore granted to Agent, for the benefit of Agent and Lenders, pursuant to the Loan Agreement and the Other Documents or otherwise granted to or held by Agent, for the benefit of Agent and Lenders.

2.3.     Binding Effect of Documents. Each Credit Party hereby acknowledges, confirms and agrees that: (a) this Agreement constitutes an Other Document, (b) each of the Loan Agreement and the Other Documents to which it is a party has been duly executed and delivered to Agent by such Credit Party, and each is and will remain in full force and effect as of the date hereof except as modified pursuant hereto, (c) the agreements and obligations of such Credit Party contained in such documents and in this Agreement constitute the legal, valid and binding Obligations of such Credit Party, enforceable against it in accordance with their respective terms, and such Credit Party has no valid defense to the enforcement of such Obligations, (d) Agent and Lenders are and will be entitled to the rights, remedies and benefits provided for under the Loan Agreement and the Other Documents and applicable law and (e) each Credit Party shall comply with all limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Loan Agreement or any of the Other Documents during the continuance of any Event of Default, and except to the extent expressly provided otherwise in this Agreement, any right or action of such Credit Party set forth in the Loan Agreement or the Other Documents that is conditioned on the absence of any Event of Default may not be exercised or taken as a result of the Existing Defaults.

Section 3.     FORBEARANCE IN RESPECT OF Existing Defaults

3.1.     Acknowledgment of Default. Each Credit Party hereby acknowledges and agrees that the Existing Defaults have occurred and are continuing, each of which constitutes an Event of Default and entitles Agent and Lenders to exercise their rights and remedies under the Loan Agreement and the Other Documents, applicable law or otherwise. Each Credit Party represents and warrants that as of the date hereof, no Events of Default exist other than the Existing Defaults. Each Credit Party hereby acknowledges and agrees that Agent and Lenders have the exercisable right to declare the Obligations to be immediately due and payable under the terms of the Loan Agreement and the Other Documents.

3.2.     Forbearance.

(a)     In reliance upon the representations, warranties and covenants of the Credit Parties contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Agent and Lenders agree to forbear during the Forbearance Period from exercising their rights and remedies against the Borrower (but not Flexo Universal) under the Loan Agreement and the Other Documents or applicable law in respect of the Existing Defaults. The Credit Parties acknowledge and agree that Agent and Lenders have not agreed to forbear from exercising their respective rights and remedies with respect to Flexo Universal as a result of the occurrence and continuance of the Existing Defaults and Agent hereby reserves the right to exercise any rights and remedies with respect to Flexo Universal, under the Loan Agreement, the Other Documents and applicable law.

(b)     Upon the expiration or termination of the Forbearance Period, the agreement of Agent and Lenders to forbear from exercising their rights and remedies against the Borrower (but not Flexo Universal) will automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit Agent and Lenders to exercise immediately all rights and remedies under the Loan Agreement and the Other Documents and applicable law, including, but not limited to, (i) ceasing to make any further Advances and (ii) accelerating all of the Obligations under the Loan Agreement and the Other Documents, in all events, without any further notice to the Credit Parties, passage of time or forbearance of any kind.

3.3.     No Waivers; Reservation of Rights.

(a)     Agent and Lenders have not waived, are not by this Agreement waiving, and have no intention of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Existing Defaults or otherwise), and Agent and Lenders have not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Existing Defaults to the extent expressly set forth herein with respect to the Borrower and not Flexo Universal) occurring at any time.

(b)     Subject to Section 3.2 above (solely with respect to the Existing Defaults and the Borrower (and not Flexo Universal)), Agent and Lenders reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Loan Agreement and the Other Documents as a result of any other Events of Default occurring at any time. Agent and Lenders have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, may or will be construed as a waiver of any such rights or remedies.

3.4.     Additional Events of Default. The parties hereto acknowledge, confirm and agree that any misrepresentation by any Credit Party, or any failure of any Credit Party to comply with the covenants, conditions and agreements contained in this Agreement, the Loan Agreement or any Other Document or in any other agreement, document, or instrument at any time executed or delivered by such Credit Party with, to or in favor of Agent or any Lenders will constitute an immediate Event of Default under this Agreement, the Loan Agreement, and the Other Documents. In the event that any Person, other than Agent or Lenders, at any time exercises for any reason (including, without limitation, by reason of any Existing Defaults, any other present or future Event of Default, or otherwise) any of its rights or remedies against such Credit Party or any obligor providing credit support for such Credit Party's obligations to such other Person, or against such Credit Party's or such obligor's properties or assets, such event will constitute an immediate Event of Default hereunder and an Event of Default under the Loan Agreement and the Other Documents (without any notice or grace or cure period).

Section 4.     AMENDMENTS

In reliance upon the representations and warranties of the Credit Parties set forth in Section 6 below and subject to the conditions to effectiveness set forth in Section 7 below, the Loan Agreement is amended as follows:

4.1.     Section 1.1 of the Loan Agreement is hereby amended by inserting the following new definitions therein in the appropriate alphabetical order:

"Fifth Amendment Effective Date" means December [__], 2019.

"Specified Reserve" means a reserve in an amount equal to the sum of (i) the amount by which the aggregate proceeds received by the Borrower from the sale or other disposition of Borrower's (a) real property commonly known as 22160 N. Pepper Road, Barrington, Illinois 60010 and (b) machinery and equipment, exceeds the amount owing hereunder with respect to the Term Loan at the time of such sale(s), plus (ii) the amount by which the aggregate proceeds received by the Borrower from the sale of the assets or equity of Flexo Universal exceed the portion of the Formula Amount attributable to the Eligible Mexican Receivables, the Eligible Mexican Insured Receivables and the Eligible Mexican Inventory as of the date of such sale, to the extent that such excess amount has not been applied to the Term Loan.

4.2.     The definitions of "Forbearance Period" and "Temporary Overadvance" set forth in Section 1.1 of the Loan Agreement are deleted in their entirety.

4.3.     The definition of Fixed Charge Coverage Ratio set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety:

"Fixed Charge Coverage Ratio" shall mean, with respect to Borrowers on a Consolidated Basis for any fiscal period, the ratio of (a) the sum of (i) EBITDA for such fiscal period, minus (ii) Unfinanced Capital Expenditures made during such period, plus (iii) for any fiscal period after the Fifth Amendment Effective Date and ending on or before December 31, 2021, the amount of Unfinanced Capital Expenditures subtracted in clause (ii) of this definition that specifically relates to the Borrower's efforts to relocate certain manufacturing operations to Texas and/or Mexico, evidence of which amounts have been provided to Agent in detail acceptable to Agent (provided that the aggregate amount added back pursuant to this clause (iii) during the term of this Agreement shall not exceed $750,000), minus (iv) distributions (including tax distributions) and dividends made during such period, minus cash taxes paid during such period to (b) all Debt Payments made during such period.

4.4.     The definition of "Change of Control" set forth in Section 1.1 of the Loan Agreement is hereby amended by amending and restating clause (c) thereof in its entirety to read as follows:

(c) Frank Cesario shall cease to hold office as or perform the day-to-day duties of the Chief Financial Officer and Chief Executive Officer of Company, unless, prior to such event, Company shall have retained a replacement officer in place of such individual who is acceptable to Agent as evidenced by written consent,

4.5.     The definition of "Permitted Holder" set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

"Permitted Holder" means each of John H. Schwan and [LF International], collectively referred to as the "Permitted Holders".

4.6.     Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a)       Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender with a Revolving Commitment, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender's Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i)       the sum of (a) up to eighty five percent (85%) (the "General Receivables Advance Rate") of Eligible US Receivables and Eligible Mexican Receivables, other than Eligible Insured Receivables, plus (b) up to ninety percent (90%) (the "Insured Receivables Advance Rate"; together with the General Receivables Advance Rate, collectively, the "Receivables Advance Rates") of Eligible US Insured Receivables and Eligible Mexican Insured Receivables, plus

(ii)      the sum of (a) the lesser of (I) up to seventy five percent (75%) (the "Inventory Advance Rate") of the value of Eligible US Inventory and (II) up to ninety percent (90%) of the appraised net orderly liquidation value (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion) (the "Inventory NOLV Advance Rate", together with the Inventory Advance Rate and the Receivables Advance Rates, collectively, the "Advance Rates") of Eligible US Inventory, and (b) the lesser of (I) up to the Inventory Advance Rate of the value of Eligible Mexican Inventory and (II) up to Inventory NOLV Advance Rate of Eligible Mexican Inventory, plus

(iii)     the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv)     the Specified Reserve, minus

(v)      such reserves as Agent may reasonably deem proper and necessary in its Permitted Discretion from time to time (including, without limitation, a dilution reserve, a reserve in respect of credit insurance deductibles and the Mexican Priority Payables Reserve);

provided, that in no event shall (1)(A) the aggregate amounts attributable in subsections (i), (ii) and (iii) above to Eligible Mexican Receivables (excluding Eligible Insured Mexican Receivables) and Eligible Mexican Inventory (after applying the applicable Advance Rates) exceed $4,000,000 or (B) Eligible Mexican Inventory exceed 50% of the aggregate amounts attributable to the sum of Eligible Mexican Receivables (excluding Eligible Insured Mexican Receivables) and Eligible Mexican Inventory (after applying the applicable Advance Rates), (2) the aggregate amounts attributable in subsections (ii) and (iii) above to Eligible Inventory constituting work-in-process exceed the WIP Sublimit, (3) the aggregate amount attributable in subsection (i) above to Eligible US Receivables, Eligible Mexican Receivables, Eligible US Insured Receivables and Eligible Mexican Insured Receivables owing by Wal-Mart Stores, Inc. and its Affiliates exceed $6,000,000, or (4) the aggregate amount attributable in subsection (i) above to Eligible US Receivables, Eligible Mexican Receivables, Eligible US Insured Receivables and Eligible Mexican Insured Receivables owing by Dollar Tree, Inc. and its Affiliates exceed $5,000,000.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii) and (iii) minus (y) Sections 2.1(a)(y)(iv) and (v) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the "Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

4.7.     Section 6.5(a) of the Loan Agreement is hereby amended by amending and restating the table set forth therein in its entirety to read as follows:

Applicable Period	Ratio
Three-month period ended March 31, 2020	0.75 to 1.00
Six-month period ended June 30, 2020	0.85 to 1.00
Nine-month period ended September 30, 2020	0.95 to 1.00
Twelve-month period ended December 31, 2020	1.05 to 1.00
Twelve-month period ended March 31, 2021 and each twelve-month period ending on each June 30, September 30, December 31 and March 31 thereafter	1.15 to 1.00

4.8.     Section 6.5(b) is hereby amended and restated in its entirety to read as follows:

(b) [reserved].

Section 5.     Covenants AND OTHER AGREEMENTS.

5.1.     Consent to Equity Issuance Transaction; Limited Waiver of Prepayment Requirements; Commitment Reduction. In reliance upon the representations and warranties of the Borrower set forth in Section 6 below and subject to the condition to effectiveness set forth in Section 7 below, Agent and Lenders hereby consent to Borrower entering into the Stock Purchase Agreement substantially in the form attached at Exhibit B hereto. In connection with the consummation of the Equity Issuance Transaction, in reliance upon the representations and warranties of the Borrower set forth in Section 6 below and subject to the condition to effectiveness set forth in Section 7 below, Agent and Lenders hereby waive the requirement set forth in Section 2.20(b)(iii) and (c) of the Loan Agreement that the Net Cash Proceeds of the Equity Issuance Transaction be first applied to the Term Loans, and Agent and Lenders agree that the Net Cash Proceeds of each Equity Issuance Transaction shall instead be applied to the Revolving Advances and that in connection with each such application of such Net Cash Proceeds to the Revolving Advances, the Revolving Commitment Amount shall be reduced on a dollar for dollar basis by the amount so applied to the Revolving Advances. The consent and waiver set forth in this Section 5.1 is intended to be limited in scope and, except as otherwise expressly provided herein, shall not be construed as an amendment or modification of the Loan Agreement or any Other Document and shall be effective only in the specific instance and for the specific purposes for which it is given. Such consent and waiver shall not obligate Agent and the Lenders to issue similar, or other, consents or waivers hereafter.

5.2.     Name Change; Additional Equity Proceeds. On or before January 31, 2020, Borrower shall complete the Name Change (as defined in the Stock Purchase Agreement) and shall have received the Net Cash Proceeds of the remaining $2,500,000 from the initial closing of purchase of 500,000 Units pursuant to the Stock Purchase Agreement (for application to the Revolving Advances in accordance), in accordance with Section 4.3 of the Stock Purchase Agreement.

5.3.     Second Round Equity Financing. On or before February 28, 2020, Borrower shall use commercially reasonable efforts to consummate the sale of the Maximum Units (as defined in the Stock Purchase Agreement) pursuant to Sections 4.1 and 4.2 of the Stock Purchase Agreement, and cause the Net Cash Proceeds thereof to be remitted to Agent for application to the Revolving Advances.

5.4.     Additional Reporting

(a)     Weekly Inventory Report. Upon Agent's request, on or before Wednesday of each week, the Credit Parties shall deliver to Agent updated Inventory information as of Friday of the prior week.

(b)     Mexican Credit Party Balances. On or before Wednesday of each week, the Credit Parties shall deliver to Agent evidence in form and substance acceptable to Agent of the balances in each deposit account maintained by a Mexican Credit Party and written confirmation of compliance with Section 6.14(a) of the Loan Agreement.

5.5.     Wind-Down of Affiliates. Borrower has informed Agent that is pursuing the wind-down or sale of the assets or equity of CTI Balloons, Ltd., CTI Europe GmbH and Flexo Universal (collectively, the "Non-U.S. Subsidiaries"). Borrower agrees to provide Agent with weekly (or more frequent, if reasonably requested by Agent) updates regarding such wind-down or sale efforts, and to provide Agent with copies of any term sheets or other indications of interest with respect to such Subsidiaries or the assets of such Subsidiaries, and agrees that Borrower shall not consummate a sale or other disposition of the equity or assets of such Subsidiaries without the prior written consent of Agent.

5.6.     Transactions with Affiliates. In addition to, and not in limitation of, any representations, warranties and covenants regarding transactions with Affiliates set forth in the Loan Agreement, the Credit Parties agree that they shall not sell or otherwise transfer any Inventory or other assets to any Subsidiary of any Credit Party other than in the ordinary course of business and only if they have received cash payment on account thereof in advance.

5.7.     Interest Rate Hedges. Credit Parties hereby (i) covenant and agree that no Credit Party shall enter into any Interest Rate Hedges, and (ii) authorize Agent to terminate any Lender-Provided Interest Rate Hedges to which any Credit Party became a party to prior to the date hereof to the extent that when marked-to-market such Lender-Provided Interest Rate Hedge results in Interest Rate Hedge Liabilities.

5.8.     Delivery of Updated Schedules to the Loan Agreement. On or before February 28, 2020 (or such later date as Agent may agree to in writing in its discretion), the Credit Parties shall deliver to Agent, in form and substance satisfactory to Agent, updates with respect to the following schedules to the Loan Agreement: Schedules 4.4, 4.8(j), 5.8, 5.9, 5.10, 5.25 and any other Schedule that is not up to date.

Section 6.     REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents, warrants and covenants as follows:

6.1.     Representations in the Loan Agreement and the Other Documents. Each of the representations and warranties made by or on behalf of the Credit Parties to Agent and Lenders in the Loan Agreement or any of the Other Documents was true and correct in all material respects (other than those representations and warranties already qualified by a materiality qualifier, which shall be true and correct in all respects) when made, and is, except for the Existing Defaults, true and correct on and as of the date of this Agreement with the same full force and effect as if each of such representations and warranties had been made by such Credit Party on the date hereof and in this Agreement.

6.2.     Binding Effect of Documents. This Agreement has been duly authorized, executed and delivered to Agent by the Credit Parties, is enforceable in accordance with its terms and is in full force and effect.

6.3.     No Conflict. The execution, delivery and performance of this Agreement by the Credit Parties will not violate any requirement of law or contractual obligation of any Credit Party and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues.

Section 7.     CONDITIONS TO EFFECTIVENESS OF CERTAIN PROVISIONS OF THIS AGREEMENT

The effectiveness of the terms and provisions of this Agreement (other than the terms and provisions of Sections 2 and 8, which will be effective immediately upon the execution of this Agreement) is subject to the following conditions precedent:

(a)     Agent's receipt of this Agreement, duly authorized, executed and delivered by each Credit Party;

(b)     Agent's receipt of the Stock Purchase Agreement and all other documents or instruments executed in connection therewith, including the Escrow Agreement in substantially the form attached hereto as Exhibit C (the "Escrow Agreement"), duly authorized, executed and delivered by Borrower and each Purchaser, as applicable;

(c)     Borrower's consummation of the sale of 500,000 Units (as defined in the Stock Purchase Agreement) in accordance with the Stock Purchase Agreement (the "Initial Issuance") for a purchase price not less than $5,000,000;

(d)     Agent's receipt of Net Cash Proceeds from the Initial Issuance of at least $2,000,000, which proceeds shall be applied to the Revolving Advances;

(e)     Agent's receipt of evidence in form and substance acceptable to Agent that proceeds of the Initial Issuance in an amount equal to $2,500,000 have been deposited with the Escrow Agent (as defined in the Escrow Agreement) pursuant to the Escrow Agreement;

(f)     Agent's receipt from the Borrower of evidence of the corporate authority of Borrower to execute, deliver and perform its obligations under this Agreement and, if applicable, all other agreements and documents executed in connection therewith; and

(g)     Agent's receipt of all fees and other amounts payable on or prior to the closing date of this Agreement, including all attorneys', consultants' and other professionals' fees and expenses incurred by Agent and Lenders.

Section 8.     MISCELLANEOUS

8.1.     Continuing Effect of Loan Agreement. Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement or the Other Documents are intended or implied by this Agreement and in all other respects the Loan Agreement and the Other Documents hereby are ratified and reaffirmed by all parties hereto as of the date hereof. To the extent of any conflict between the terms of this Agreement, the Loan Agreement and the Other Documents, the terms of this Agreement will govern and control. The Loan Agreement and this Agreement will be read and construed as one agreement.

8.2.     Costs and Expenses. In addition to, and without in any way limiting, the obligations of Borrower set forth in Section 16.9 of the Loan Agreement, Borrower absolutely and unconditionally agrees to pay to Agent on demand by Agent at any time, whether or not all or any of the transactions contemplated by this Agreement are consummated:  all reasonable fees, costs and expenses incurred by Agent and any of its directors, officers, employees or agents (including, without limitation, reasonable fees, costs and expenses incurred of any counsel to Agent, regardless of whether Agent or any such other Person is a prevailing party, in connection with (a) the preparation, negotiation, execution, delivery or enforcement of this Agreement, the Loan Agreement, the Guaranty, the Other Documents and any agreements, documents or instruments contemplated hereby and thereby, and (b) any investigation, litigation or proceeding related to this Agreement, the Loan Agreement, the Guaranty, or the Other Documents or any act, omission, event or circumstance in any manner related to any of the foregoing.

8.3.     Further Assurances. At Borrower's expense, the parties hereto will execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

8.4.     Successors and Assigns; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. No Person other than the parties hereto, and in the case of Sections 8.6 and 8.7 hereof, the Releasees, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Releasees under Sections 8.6 and 8.7 are hereby expressly disclaimed.

8.5.     Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and releases of the Credit Parties made in this Agreement or any other document furnished in connection with this Agreement will survive the execution and delivery of this Agreement and the Forbearance Period, and no investigation by Agent or any Lender, or any closing, will affect the representations and warranties or the right of Agent and Lenders to rely upon them.

8.6.     Release.

(a)     In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Credit Party, on behalf of itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (such Credit Party and all such other Persons being hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and each of their respective successors and assigns, and their respective present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, Lenders and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from any and all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Loan Agreement, any of the Other Documents or any of the transactions hereunder or thereunder. Releasing Parties hereby represent to the Releasees that they have not assigned or transferred any interest in any Claims against any Releasee prior to the date hereof. Notwithstanding the foregoing, Releasing Party does not release, remise or forever discharge any Releasee from any conduct constituting gross negligence or willful misconduct.

(b)     Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)     Each Credit Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

8.7.     Covenant Not to Sue. Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 8.6 above except with respect to conduct constituting gross negligence or willful misconduct. If any Releasing Party violates the foregoing covenant, Borrower, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

8.8.     Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable will not impair or invalidate the remainder of this Agreement.

8.9.     Reviewed by Attorneys. Each Credit Party represents and warrants to Agent and Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as such Credit Party may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto will be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

8.10.     Disgorgement. If Agent or any Lender is, for any reason, compelled by a court or other tribunal of competent jurisdiction to surrender or disgorge any payment, interest or other consideration described hereunder to any person because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such indebtedness or part thereof intended to be satisfied by virtue of such payment, interest or other consideration will be revived and continue as if such payment, interest or other consideration had not been received by Agent or such Lender, and Borrower will be liable to, and will indemnify, defend and hold Agent or such Lender harmless for, the amount of such payment or interest surrendered or disgorged. The provisions of this Section will survive repayment of the Obligations or any termination of the Loan Agreement or the Other Documents.

8.11.     Tolling of Statute of Limitations. Each and every statute of limitations or other applicable law, rule or regulation governing the time by which Agent must commence legal proceedings or otherwise take any action against any Credit Parties with respect to any breach or default that exists on or prior to the expiration or termination of the Forbearance Period and arises under or in respect of the Loan Agreement or the Other Documents shall be tolled during the Forbearance Period. Each Credit Party agrees, to the fullest extent permitted by law, not to include such period of time as a defense (whether equitable or legal) to any legal proceeding or other action by Agent in the exercise of its rights or remedies referred to in the immediately preceding sentence.

8.12.     Relationship. Each Credit Party agrees that the relationship between Agent and such Credit Party and between each Lender and such Credit Party is that of creditor and debtor and not that of partners or joint venturers. This Agreement does not constitute a partnership agreement, or any other association between Agent and such Credit Party or between any Lender and such Credit Party. Each Credit Party acknowledges that Agent and each Lender has acted at all times only as a creditor to such Credit Party within the normal and usual scope of the activities normally undertaken by a creditor and in no event has Agent or any Lender attempted to exercise any control over such Credit Party or its business or affairs. Each Credit Party further acknowledges that Agent and each Lender has not taken or failed to take any action under or in connection with its respective rights under the Loan Agreement or any of the Other Documents that in any way, or to any extent, has interfered with or adversely affected such Credit Party's ownership of Collateral.

8.13.     No Effect on Rights Under Subordination Agreements. Agent's agreement pursuant to Section 3.2 of this Agreement shall not extend to any of Agent's rights or remedies under the Shareholder Subordination Agreement in favor of Agent governing the Subordinated Debt (as defined in the Shareholder Subordination Agreement) which may arise as a result of the Existing Defaults, it being understood that the Existing Defaults shall at all times constitute Events of Default for purposes of the Shareholder Subordination Agreement in favor of Agent, and Agent shall at all times be permitted to enforce all rights and remedies in respect thereof (including, without limitation, blocking payments to John H. Schwan or any other holders of Subordinated Debt in accordance with the Shareholder Subordination Agreement).

8.14.     Governing Law: Consent to Jurisdiction and Venue. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW, FORUM SELECTION, AND CONSENT TO JURISDICTION SET FORTH IN SECTION 16.1 OF THE LOAN AGREEMENT, AND SUCH PROVISIONS ARE HEREBY INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8.15.     Waivers.

(a)     Mutual Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN AGENT OR ANY LENDER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE LOAN AGREEMENT OR THE OTHER DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

(b)     Waivers by the Credit Parties. Each Credit Party hereby waives any right such Credit Party may have upon payment in full of the Obligations to require Agent to terminate its security interest in the Collateral, other collateral or in any other property of such Credit Party until termination of the Loan Agreement in accordance with its terms and the execution by such Credit Party of an agreement indemnifying Agent from any loss or damage Agent may incur as the result of dishonored checks or other items of payment received by Agent from such Credit Party, or any account debtor, and applied to the obligations and releasing and indemnifying, in the same manner as described in Section 8.6 of this Agreement, the Releasees from all claims arising on or before the date of such termination. Each Credit Party acknowledges that the foregoing waiver is a material inducement to Agent entering into this Agreement and that Agent is relying upon the foregoing waiver in its future dealings with such Credit Party.

8.16.     Counterparts. This Agreement may be executed and delivered via facsimile or email (in .pdf format) transmission with the same force and effect as if an original were executed, and may be executed in any number of counterparts, but all of such counterparts will together constitute but one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

BORROWER: CTI INDUSTRIES CORPORATION By Name Title GUARANTORS: CTI SUPPLY, INC. By Name Title FLEXO UNIVERSAL, S. DE R.L. DE C.V. By Name Title

Signature Page to Limited Waiver, Consent, Amendment No.5 and Forbearance Agreement

AGENT AND LENDERS: PNC BANK, NATIONAL ASSOCIATION, as Agent and the sole Lender By Name Title

Signature Page to Limited Waiver, Consent, Amendment No.5 and Forbearance Agreement

EXHIBIT A
to
LIMITED WAIVER, CONSENT, AMENDMENT NO. 5 AND
FORBEARANCE AGREEMENT

Existing Defaults

1.

An Event of Default under Section 10.5(i) of the Loan Agreement and Section 4 of that certain Consent and Amendment No. 2 to Revolving Credit, Term Loan and Security Agreement dated as of October 8, 2018 (the "Amendment No. 2"), by and among Borrower, the Credit Parties party thereto, the Lenders party thereto, and Agent, as a result of Borrower's failure to receive $7,500,000 in Net Cash Proceeds as a result of the Offering (as defined in the Amendment No. 2) and apply no less than $2,000,000 as a prepayment of the Term Loan in accordance with Section 1 of the Amendment No. 2 on or prior to November 15, 2018.

2.

An Event of Default under Section 10.5(i) of the Loan Agreement as a result of Borrower's failure to maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the three fiscal quarters ended December 31, 2018, in accordance with Section 6.5(a) of the Loan Agreement.

3.

An Event of Default under Section 10.5(i) of the Loan Agreement as a result of Borrower's failure to maintain a Leverage Ratio of not greater than 3.50 to 1.00 for the four fiscal quarter period ended December 31, 2018, in accordance with Section 6.5(b) of the Loan Agreement.

4.

Events of Default under Section 10.5(i) of the Loan Agreement as a result of Borrower's failure to comply with the financial covenants set forth in Section 6.5(a) and Section 6.5(b) of the Loan Agreement for any testing period ended prior to the date hereof.

5.

Events of Default under Section 10.5(i) of the Loan Agreement as a result of Borrower's failure to timely file its 2018 tax returns as required by Section 5.4 or any other section of the Loan Agreement.

6.

Events of Default under Section 10.5(i) of the Loan Agreement as a result of the following events occurring prior to the date hereof which may constitute a Material Adverse Effect under Section 5.5(d) or any other section of the Loan Agreement:

a.	The worldwide Helium shortage as a result of the conflict between Qatar and Saudi Arabia and the impact on revenue
b.	2018 Year End Audit Opinion contained going concern qualification
c.	Pending elimination of vacuum sealing business area.
d.	Pending winddown of Non-U.S. Subisdiaries

7.	Event of Default under Section 10.5(i) of the Loan Agreement as a result of Borrower's failure, prior to the date hereof, to timely pay its creditors as required by Section 6.7 of the Loan Agreement.

8.

Event of Default under Section 10.5(i) of the Loan Agreement as a result of (i) Borrower's failure, prior to the date hereof, to timely pay SCJ pursuant to the terms of the SCJ License and (ii) to comply with the "change of control" provision of the SCJ License, both as required by Section 6.10 of the Loan Agreement. The resignation of Mr. Hyland as the Company's Chief Executive Officer and the Equity Issuance Transaction both constitute a "change of control" under the SCJ License.

9.

Event of Default under Section 10.5(i) of the Loan Agreement as a result of Borrower's failure to deliver an audit opinion for the fiscal year ended December 31, 2018 without qualification as required by Section 9.7 or any other section of the Loan Agreement.

10.

Event of Default under Section 10.13 of the Loan Agreement as a result of the occurrence of a Change of Control as a result of the fact that Jeff Hyland has ceased to hold office as or perform the day-to-day duties of the President of the Company.

EXHIBIT B
to
LIMITED WAIVER, CONSENT, AMENDMENT NO. 5 AND
FORBEARANCE AGREEMENT

Stock Purchase Agreement

[See Attached]

EXHIBIT C
to
LIMITED WAIVER, CONSENT, AMENDMENT NO. 5 AND
FORBEARANCE AGREEMENT

Escrow Agreement

[See Attached]